Exhibit 2.1

                                LETTER OF INTENT

                                                                 August 24, 2005
Ladies and Gentlemen:

      This binding Letter of Intent (hereinafter referred to as the "LOI") sets forth the basic terms and conditions under which Manu Forti Group, Inc., a Nevada state corporation (hereinafter referred to as the "BUYER") will enter into a definitive agreement (hereinafter referred to as the "DEFINITIVE AGREEMENT") with Upsnap, Inc., a Nevada Company (hereinafter referred to as the "SELLER") for the acquisition of the SELLER by the BUYER (hereinafter referred to as the "TRANSACTION"). It is anticipated that the consummation of the Transaction will occur on or about October 3, 2005, or on such other date to which the parties may agree (hereinafter referred to as the "CLOSING"). This binding LOI is subject to the terms and conditions outlined herein, including, but not limited to the satisfactory completion of due diligence by both parties and the preparation, execution and performance of the Definitive Agreement containing such terms, conditions, covenants, representations and warranties as are reasonable and customary in similar transactions. In this LOI, BUYER and SELLER are sometimes referred to as the "Parties."

      Based on the information currently known, it is proposed that the Definitive Agreement include terms and conditions to be negotiated based on the following:

1. TRANSACTION CONSIDERATION AND TERMS

At Closing BUYER shall:

      (i) Receive one-hundred percent (100%) of the total outstanding shares of SELLER's common shares (hereinafter referred to as the "SELLER'S SHARES"); BUYER is entitled to receive ALL assets and shall assume ALL liabilities of SELLER. BUYER shall accommodate SELLER's reasonable requests concerning the structure of the Transaction to allow SELLER and its members to minimize their tax burden from the Transaction.
      (ii) Post ROLL-FORWARD, convert its outstanding debt and outstanding interest in the amount of USD $141,307 to equity into the BUYER's unrestricted common stock at a rate of Fifty (USD$0.50) Cents per share, or Two Shares of the Company's Common Stock for every One (USD$1.00) dollar in outstanding debt, for a total of 282,614 shares.
      (iii) Post ROLL-FORWARD, issue 400,000 shares of its common stock from Treasury to Viant Capital, in consideration for its part in facilitating the TRANSACTION. Such shares will carry "piggy back" registration rights.
      (iv) Effect a "firm commitment" round of equity financing (hereinafter referred to as the "FINANCING") up to One Million Nine Hundred and Eighty Thousand (USD$1,980,000.00) Dollars (see "FINANCING" in
            Section 2 herein).
      (v) File SB-2 registration (hereinafter referred to as "REGISTRATION STATEMENT") including all shares and their accompanying warrants issued pursuant to the Financing within 30 days after closing.

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At Closing SELLER shall:

      (i) SELLER shall receive consideration of nine million (9,000,000) shares of the BUYER's common stock (hereinafter referred to as "BUYER'S SHARES") which shall carry all the same rights and provisions of BUYER's currently issued common stock. The BUYER'S SHARES shall bear a legend restricted from resale under rule 144 of the Securities Act.
      (ii) Retain right to all appointments of individuals to the BUYER's Board of Directors.
      (iii) Comply with BUYER's request for all requisite due diligence documentation.

Prior to closing the Buyer shall

            Effect a 1.3 roll-forward of its common stock outstanding (hereinafter referred to as the "ROLL-FORWARD"). So, for every 1 share of BUYER's stock outstanding, and owned by BUYER's shareholders, including those shares to be issued to SELLER and SELLER PARTIES excluding post ROLL-FORWARD shares, those shareholders shall receive 1.3 shares after the ROLL-FORWARD has been effected by the BUYER.

2. FINANCING.

      (i) Units. The structure of the financing will be in Units (hereinafter referred to as the "UNITS"), wherein each UNIT shall consist of one common share of the BUYER's common stock at a price of $.90 per share and one "A" warrant with an exercise price of $1.50. The UNITS will have registration rights with a 1-year term. The SELLER agrees that within 30 days of closing to file a registration statement to effect the resale of these shares. In addition, if the registration statement has been declared effective and the UNIT holders can trade the securities without restriction, they will be subject to mandatory exercise provisions. These include; if the stock trades above A warrant price for more than 10 days with 10 day total trading volume of a minimum of 2 times the number of warrant shares outstanding during that period, the warrant holders must exercise within 60 days.
      (ii) B Warrants. BUYER will grant 1,500,000 B Warrants to Sundar Communications and 700,000 B Warrants to Executives Corner LLC. with an exercise price of $1.25 for strategic and consulting services pursuant to the TRANSACTION. A condition on the exercise of the "B" Warrants is that the "A" Warrants issued, and as described in
            Section 2.1 above, must be exercised in their entirety. If the A warrants have been exercised and the common stock of the company trades above the B warrant price for more than 10 days with 10 day total trading volume at least 2 times the number of warrant shares outstanding, the warrant holders must exercise the warrants within 120 days. In order to have the accelerated exericise clause become effective, the shares underlying the warrants must be freely tradeable without legend. The term of the B warrants is 18 months from date of issue.

The SELLER and BUYER agree to undertake an anti dilution clause for the financing that will restrict the SELLER and its appointed board of directors from issuing any shares at a price less than $0.90 at any time expiring one year from the effective date of REGISTRATION STATEMENT so long as the "A" warrant exercise price and volume targets have been met within seven (7) months post CLOSING.

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3. ACCESS. During the period from the date this letter is signed by both parties until the date on which either Party provides the other Party with written notice that negotiations toward a Definitive Agreement are terminated, SELLER and BUYER will afford each other full and free access to SELLER and BUYER, their personnel, properties, contracts, books and records, and all other documents and data during reasonable business hours upon at least 24 hours prior notice; provided, however, neither SELLER nor BUYER shall contact one another's employees, customers or vendors without SELLER's express prior written consent.

4. MUTUAL CONFIDENTIALITY AND NON-SOLICITATION. The Parties have entered into a Confidentiality Agreement which shall remain in effect after the execution and delivery of this LOI.

5. DISCLOSURE. Except as to the extent required by law, and with exception to that written herein, without the prior written consent of the other Party, no Party will, and each will direct its representatives not to make, directly or indirectly any public comment, statement or communication with respect a possible transaction between the Parties. The parties agree that it is acceptable upon signature of this LOI for the SELLER to file an 8K Item 1.01 with the Securities and Exchange Commission, regarding the signing of the LOI, with prior written approval by SELLER. In the event that such disclosure may be required by law, the Party made aware of such legal requirement will provide written notice at the earliest opportunity to the other Party, prior to its disclosure, with at minimum 3 business days.

6. COSTS. BUYER and SELLER will each be responsible for and bear all of their own costs and expenses incurred at any time in connection with pursuing or consummating the contemplated Transaction.

7. COMPLETION OF TRANSACTION. Each Party will act in good faith to finalize negotiations of the terms of the Transaction; complete its diligence review; execute a DEFINITIVE AGREEMENT containing such terms, conditions, covenants, representations and warranties as are reasonable and customary in similar transactions; and close the Transaction.

8. GOVERNING LAW. This binding letter of intent will be governed by and construed under the laws of the State of California.

9. TERMINATION. Any termination of this LOI will not affect the liability of a Party for break of any of the provisons contained herein prior to the termination. Upon such a termination the Parties will have no further obligations hereunder, except as stated in Paragraphs 3, 4, 5, 7 and 8 herein, which will survive any such termination.

10. COUNTERPARTS. This letter may be executed in one or more counterparts, each of which will be deemed to be an original copy of this letter and all of which, when taken together, will be deemed to constitute one and the same.

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      If you desire to proceed in accordance with this LOI, please sign and return one copy of this letter.

Very truly yours,

Todd M. Pitcher


Manu Forti Group, Inc.

By:
    -------------------------------------
    Todd M. Pitcher, Chairman and Interim President


Upsnap, Inc.

By:
    -------------------------------------
    Tony Phillip, CEO